Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ANDA Networks, Inc.

Sunnyvale, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 10, 2007, relating to the consolidated financial statements of ANDA Networks, Inc., which is contained in that Prospectus, and of our report dated December 10, 2007, relating to the schedule, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

San Francisco, California

December 18, 2007